EXHIBIT 10.11
FIRST INDUSTRIAL REALTY TRUST, INC.
FIRST INDUSTRIAL, L.P.
PERFORMANCE BASED LTIP UNIT AWARD AGREEMENT

Name of Grantee: __________________ (the “Grantee”)
Grant Date: ________ ___, 2023 (the “Grant Date”)
No. of Target Performance LTIP Units: __________ Special LTIP Units
No. of Maximum Performance LTIP Units: __________ Special LTIP Units
No. of Estimated Distribution LTIP Units: __________ Special LTIP Units

RECITALS

A.    The Grantee is an employee of First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), which is the general partner of First Industrial, L.P., a Delaware limited partnership through which the Company conducts substantially all of its operations (the “Partnership”), or one of its subsidiaries.
B.    The Company maintains the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (as amended, modified or supplemented from time to time, the “2014 Plan”), which is incorporated into and forms a part of this award agreement (this “Award Agreement”).
C.    The Grantee has been selected to receive the Maximum Performance LTIP Units and the Estimated Distribution LTIP Units set forth above (collectively, the “Award LTIP Units”) as an award (the “Award”) under the 2014 Plan and pursuant to the Partnership Agreement.
D.    Capitalized terms used herein shall have the respective meanings ascribed to them in Appendix A hereto. Unless the context requires otherwise, capitalized terms used, but not otherwise defined herein or in Appendix A, shall have the respective meanings ascribed to them in the 2014 Plan.
    NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company, the Partnership and the Grantee hereby agree, freely and with full knowledge and consent, as follows:
1.    Grant of Award LTIP Units.
(a)    The Company hereby grants the Award LTIP Units to the Grantee as of the Grant Date, which will be subject to forfeiture based on the performance-based and service-based vesting requirements set forth in this Award Agreement.
(b)    The Grantee shall be admitted as a partner of the Partnership with beneficial ownership of the Award LTIP Units as of the Grant Date by (i) signing and delivering to the Partnership a copy of this Award Agreement and (ii) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the Award LTIP Units granted pursuant hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. The Award LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Award Agreement and the Partnership Agreement.

2.    Performance-Based Vesting.
(a)    The performance-based vesting criteria applicable to the Award LTIP Units are set forth on Appendix B hereto.
(b)    Unless all of the Award LTIP Units have previously been forfeited pursuant to Section 3 hereof in connection with the Termination of Service of the Grantee prior to the Valuation Date, as soon as practicable following the Valuation Date, the Committee shall determine the level of achievement of the performance-based vesting criteria applicable to the Award LTIP Units (with the date such determination is made being referred to herein as the “Determination Date”) and, based on such level of achievement, shall make the following determinations:
(i)    the number of Performance LTIP Units earned by the Grantee (the “Earned Performance LTIP Units”);
(ii)    the amount of the excess, if any, of (A) the cash distributions (other than those resulting in an adjustment to this Award or the Award LTIP Units pursuant to Section 5 hereof or otherwise) with a record date on or after the first day of the Performance Period and prior to the Determination Date that would have been received by the Grantee with respect to the Earned Performance LTIP Units if they had been outstanding on each of such record dates with a Special LTIP Unit Sharing Percentage (as defined in the Partnership Agreement) equal to 100% above (B) the cash distributions actually received or to be received by the Grantee with respect to the Award LTIP Units pursuant to distributions with a record date on or after the first day of the Performance Period and prior to the Determination Date (such excess amount being referred to as the “Accumulated Distributions”); and
(iii)    the number of LTIP Units that would have accumulated (the “Earned Distribution LTIP Units”) if the Grantee had received, with respect to each distribution with a record date on or after the first day of the Performance Period and prior to the Determination Date, a number of LTIP Units equal to (A) the portion of the Accumulated Distributions attributable to such distribution divided by (B) an amount equal to (I) the Fair Market Value on the trading day immediately preceding the ex-dividend date for the dividend on the Stock corresponding to such distribution less (II) the amount of such dividend.
(c)    The Company and the Partnership will have the discretion, as of the Determination Date, to either (i) cause the Employer Entity to pay to the Grantee the amount of the Accumulated Distributions in cash, which payment shall be made promptly after the Determination Date, but in no event later than 74 days after the Valuation Date (or the date deemed to be the Valuation Date), or (ii) cause the Earned Distribution LTIP Units to be earned by the Grantee. The aggregate number of Award LTIP Units earned by the Grantee (the “Earned LTIP Units”) shall equal the sum of (i) the Earned Performance LTIP Units plus (ii) to the extent the Accumulated Distributions are not paid in cash in accordance with the foregoing, the Earned Distribution LTIP Units. If the number of Earned LTIP Units is smaller than the number of Award LTIP Units previously issued to the Grantee, then the Grantee, as of the Determination Date, shall forfeit a number of Award LTIP Units equal to the difference without payment of any consideration by the Partnership and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the Award LTIP Units that were so forfeited. If the number of Earned LTIP Units is greater than the number of Award LTIP Units previously issued to the Grantee, then: (A) the Company shall cause the Partnership to issue to the Grantee, as of the Determination Date, a number of additional LTIP Units equal to the difference; (B) such additional LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Partnership shall take such corporate and partnership action as is necessary to accomplish the grant of such additional LTIP Units; and (D) thereafter the term Award LTIP Units will refer collectively to the Award LTIP Units, if any, issued prior to such additional grant plus such additional LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with this Award Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the number of Earned LTIP Units is the same as the number of Award LTIP Units previously issued to the Grantee, then there will be no change to the number of Award LTIP Units under this Award pursuant to this Section 2.
(d)    Earned LTIP Units shall vest or be vested based on the service-based vesting requirements set forth in Section 3 hereof.
(e)    All calculations, valuations and determinations regarding the level of achievement of the performance-based criteria or other pursuant to this Section 2 shall be made by the Committee in its sole discretion and shall be final and binding on all persons.
3.    Service-Based Vesting.
(a)    Except as otherwise provided in this Section 3, (i) if a Termination of Service of the Grantee has not occurred prior to the Valuation Date, the Earned LTIP Units shall be vested as of the Valuation Date and (ii) if a Termination of Service of the Grantee occurs prior to the Valuation Date, the Grantee shall forfeit all unvested Award LTIP Units upon the Grantee’s Termination of Service, subject to acceleration of vesting pursuant to (A) any employment, consulting or similar service agreement between the Grantee and the Company or any of its subsidiaries or (B) otherwise pursuant to the authority of the Committee.
(b)    Upon the Grantee’s Termination of Service due to the Grantee’s Disability or death prior to the Valuation Date:
(i)    the date of such Termination of Service shall be deemed to be the Valuation Date and, as soon as practicable thereafter the Committee shall make the determinations set forth in Section 2 hereof; and
(ii)    the Earned LTIP Units will be vested as of the date of such Termination of Service.
(c)     Upon the Grantee’s Termination of Service due to the Grantee’s Retirement prior to the Valuation Date:
(i)    no unvested Award LTIP Units shall be forfeited by the Grantee;
(ii)    the Performance Period shall continue and the number of Earned LTIP Units will be determined in the same manner and at the same time as it otherwise would have been determined pursuant to Section 2 hereof; and
(iii)    the Earned LTIP Units will be vested as of the Valuation Date.

(d)    The Grantee may, but shall not be required to, make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”) with respect to the Award LTIP Units. In the event that the Grantee elects to make a Section 83(b) Election, the Grantee may use the form of election attached as Appendix C hereto but shall be solely responsible for preparing and timely filing such election with the IRS. In the event that the Grantee makes a Section 83(b) Election, the Grantee shall provide an executed copy of such election to the Company promptly after Grantee’s filing of such election.
4.    Distributions.
(a)    The holder of the Award LTIP Units shall be entitled to receive distributions with respect to such Award LTIP Units to the extent provided for in the Partnership Agreement.
(b)    The Special LTIP Unit Full Distribution Participation Date (as defined in the Partnership Agreement) for the Award LTIP Units shall be the Determination Date and the Special LTIP Unit Sharing Percentage (as defined in the Partnership Agreement) shall be ten percent (10%).
(c)    All cash distributions paid with respect to the Award LTIP Units shall be fully vested and non-forfeitable when paid, whether or not the Award LTIP Units have been earned based on performance or have become vested as provided in Section 3 hereof, unless otherwise provided pursuant to Section 5 hereof.
5.    Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company, (iii) any cash dividend or other distribution to holders of shares of Stock or Partnership Units shall be declared and paid other than in the ordinary course, or (iv) any other extraordinary corporate event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Award Agreement or the Award LTIP Units to avoid distortion in the value of this Award, then the Committee shall make equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Award Agreement; (B) adjustments in any calculations provided for in this Award Agreement, and (C) substitution of other awards under the 2014 Plan or otherwise. All adjustments made by the Committee shall be final, binding and conclusive.
6.    Restrictions on Transfer. Except as otherwise agreed to by the Company and the Partnership, none of the Award LTIP Units granted hereunder nor any of the Partnership Units into which such Award LTIP Units may be converted (the “Award Partnership Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law (each such action a “Transfer”) and the redemption rights (as set forth in Article IX of the Partnership Agreement) may not be exercised with respect to the Award Partnership Units, provided that, at any time after the date that (a) the Award LTIP Units vest and (b) is two (2) years after the Grant Date, (i) the Award LTIP Units or Award Partnership Units may be Transferred to Family Members by gift or domestic relations order, provided that the transferee agrees in writing with the Company and the Partnership to be bound by all the terms and conditions of this Award Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 6 and (ii) the redemption rights set forth in Article IX of the Partnership Agreement may be exercised with respect to Award Partnership Units, and Award Partnership Units may be Transferred pursuant to the exercise of such redemption rights, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement.  Additionally, all Transfers of the Award LTIP Units or Award Partnership Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended) and the applicable terms and conditions of the Partnership Agreement.  In connection with any Transfer of the Award LTIP Units or Award Partnership Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act of 1933, as amended).  Any attempted Transfer of the Award LTIP Units or Award Partnership Units not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any of the Award LTIP Units or Award Partnership Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any of the Award LTIP Units or Award Partnership Units.  This Award Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
7.    Withholding and Taxes. In the event that any tax is required to be withheld in respect of this Award, no later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company and the Partnership under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
8.    Administration. The authority to manage and control the operation and administration of this Award Agreement and the 2014 Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the 2014 Plan. Any interpretation of this Award Agreement or the 2014 Plan by the Committee and any decision made by it with respect to this Award Agreement or the 2014 Plan shall be final and binding on all persons.
9.    Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the 2014 Plan, a copy of which may be obtained by the Grantee from the office of the Secretary of the Company; and this Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the 2014 Plan. Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the 2014 Plan and this Award Agreement, the 2014 Plan shall control; provided that, upon a Change of Control, this Award shall be treated in accordance with the terms of this Award Agreement rather than the terms set forth in Section 15(b) of the 2014 Plan. Further notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Award Agreement, the corporate records shall control.

10.    Not an Employment Contract. The grant of this Award shall not confer on the Grantee any right with respect to continuance of service with the Company or any affiliate or subsidiary, nor shall such grant confer any right to future grants of Award LTIP Units, or any other awards in lieu thereof, while employed by the Company or any affiliate or subsidiary. The grant shall not interfere in any way with the right of the Company or any affiliate or subsidiary to terminate the Grantee’s service at any time.
11.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
12.    References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award Agreement.
13.    Notice. Any notice required or permitted to be given under this Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc. One North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attn: Jennifer Matthews Rice, General Counsel

If to the Grantee:	At the most recent address on file with the Company.

14.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall constitute one (1) and the same instrument.
15.    Amendment.  This Award Agreement may be amended in accordance with the provisions of the 2014 Plan, and may otherwise be amended by written agreement of the Grantee, the Company and the Partnership without the consent of any other person.
16.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.
17.    Data Privacy. The Grantee agrees to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as the Grantee’s name, salary, job title, and position evaluation rating, along with details of all past awards and current awards outstanding and awarded under the 2014 Plan or otherwise (collectively, the “Data”), for the purpose of administering the 2014 Plan, a copy of which the Grantee acknowledges having received and understood. The Grantee further acknowledges and agrees that the Company and its affiliates and subsidiaries may make Use of the Data amongst themselves or with any other third parties assisting the Company in the administration of the 2014 Plan (collectively, the “Data Recipients”). The Grantee hereby further authorizes any Data Recipients, including any Data

Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering the 2014 Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Grantee’s behalf by a broker or other third party with whom the Grantee may elect to deposit any Stock acquired through the 2014 Plan or otherwise. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use shall be made of the Data for any purpose other than the administration of the 2014 Plan. The Grantee may, at any time, review his or her Data and request necessary amendments to such Data. The Grantee may withdraw consent to the Use of the Data herein by notifying the Company in writing; provided, however, that because the Data is essential to the Company’s ability to administer the 2014 Plan and to assess employee admissibility under the 2014 Plan, by withdrawing consent to the Use of the Data, the Grantee may affect his or her eligibility to participate in the 2014 Plan. The Grantee hereby releases and forever discharges the Company from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of administering the 2014 Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Grantee’s right of publicity, defamation and any other personal, moral and/or property rights.
18.    Section 409A. It is the intention of the Company that this Award Agreement and each Award LTIP Unit granted hereunder shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Award Agreement and the 2014 Plan shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Grantee is determined to be a “specified employee” for purposes of Section 409A of the Code as of the Grantee’s Termination of Service, then, to the extent required to avoid imposition of tax under Section 409A, payments due under this Award Agreement that are deemed to be Deferred Compensation shall be subject to a six (6)-month delay following the Termination of Service; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination of Service (or, if earlier, as of the Grantee’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination of Service shall be paid to the Grantee in accordance with the payment schedule established herein. The Company does not guarantee that this Award or any payments or benefits that may be made or provided hereunder will satisfy all applicable provisions of Section 409A or any other Section of the Code.
19.    Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Grantee in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision. The Grantee’s acceptance of this Award constitutes the Grantee’s acknowledgement of and consent to such rights of the Company.
20.    Clawback Policy. This Award, and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy, as it may be amended from time to time (the “Policy”) and any applicable law. The Grantee’s acceptance of this Award constitutes the Grantee’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Grantee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Grantee’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Grantee) or applicable law, without further consideration or action.
(Signature page to follow)

IN WITNESS WHEREOF, the undersigned has executed this Award Agreement as of the Grant Date.

GRANTEE

By: _____________________________________
[Name]

First Industrial, L.P.

By:	First Industrial Realty Trust, Inc., its general partner
By:
Name:	Jennifer Matthews Rice
Title:	General Counsel

First Industrial Realty Trust, Inc.

By:
Name:	Jennifer Matthews Rice
Title:	General Counsel

[Signature page to LTIP Award Agreement]

APPENDIX A

DEFINITIONS

“2014 Plan” has the meaning set forth in the Recitals.
“Accumulated Distributions” has the meaning set forth in Section 2(b).

“Award” has the meaning set forth in the Recitals.
“Award Agreement” has the meaning set forth in the Recitals.
“Award LTIP Units” has the meaning set forth in the Recitals.
“Award Partnership Units” has the meaning set forth in Section 6.

“Company” has the meaning set forth in the Recitals.
“Data” has the meaning set forth in Section 17.

“Data Recipient” has the meaning set forth in Section 17.

“Determination Date” means the date on which the number of Earned LTIP Units is determined by the Committee pursuant to Section 2.

“Earned LTIP Units” has the meaning set forth in Section 2(c).

“Earned Performance LTIP Units” has the meaning set forth in Section 2(b).

“Earned Distribution LTIP Units” has the meaning set forth in Section 2(b).

“Employer Entity” means the Company or subsidiary of the Company that employs the Grantee.

“Estimated Distribution LTIP Units” means LTIP Units issued pursuant to this Award on the Grant Date in respect of an estimated number of LTIP Units to which the Grantee may become entitled based on Accumulated Distributions.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the Grantee, any person sharing the Grantee’s household (other than a tenant of the Grantee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

“Grant Date” has the meaning set forth on the first page of this Agreement.
“Grantee” has the meaning set forth on the first page of this Agreement.

“Maximum Performance LTIP Units” means the number of LTIP Units set forth as such in the introductory language preceding the recitals to this Agreement, which is the maximum number of LTIP Units that the Grantee may earn pursuant to the Award.

“Measurement Date” means December 31, 2025.

“Nareit All Equity Units” has the meaning set forth on Appendix B hereto.

“Nareit Index Companies” has the meaning set forth on Appendix B hereto.

“Nareit Percentile Rank” has the meaning set forth on Appendix B hereto.

“LTIP Unit” has the meaning set forth in the Partnership Agreement.

“Partnership” has the meaning set forth in the Recitals.
“Partnership Agreement” means the Thirteenth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 13, 2018, as amended from time to time.
“Partnership Unit” has the meaning set forth in the Partnership Agreement.
“Peer Group Companies” has the meaning set forth on Appendix B hereto.
“Peer Group Percentile Rank” has the meaning set forth on Appendix B hereto.
“Peer Group Units” has the meaning set forth on Appendix B hereto.
“Performance LTIP Units” means the Award LTIP Units that may be earned based on the Company’s performance relative to the Nareit Index Companies and the Peer Group Companies.
“Performance Period” means the period beginning on January 1, 2023 and ending on the Valuation Date.
“Performance Targets” has the meaning set forth on Appendix B hereto.
“Policy” has the meaning set forth in Section 20.

“Pro Rata Percentage” has the meaning set forth in Section 3(b).

“Retirement” means the Grantee’s voluntary Termination of Service where the Grantee: (i) has attained the age of sixty (60) with at least ten (10) consecutive years of service with the Company or an affiliate or subsidiary of Company; and (ii) has provided the Company with at least ninety (90) days prior written notice of the proposed date of voluntary Termination of Service
“Section 83(b) Election” has the meaning set forth in Section 3(d).
“Target Nareit Amount” has the meaning set forth on Appendix B hereto.
“Target Peer Amount” has the meaning set forth on Appendix B hereto.

“Target Performance LTIP Units” means the number of LTIP Units set forth as such in the introductory language preceding the recitals to this Agreement, which is the number of LTIP Units that the Grantee will earn pursuant to the Award if target performance is achieved.

“Total Shareholder Return” has the meaning set forth on Appendix B hereto.
“Transactional Change of Control” means a Change of Control resulting from the completion of a tender offer for Stock, a consolidation or merger of the Company or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.
“Transfer” has the meaning set forth in Section 6.
“Use” has the meaning set forth in Section 17.

“Valuation Date” means the earlier of (A) the Measurement Date, or (B) the date upon which a Change of Control shall occur.

APPENDIX B
PERFORMANCE TARGETS FOR JANUARY 1, 2023 TO DECEMBER 31, 2025
The Performance LTIP Units shall be eligible to be earned based on achievement of the applicable performance metrics set forth below (the “Performance Targets”). Vesting of the Performance LTIP Units will be based on continued service to the Company or its subsidiaries, as set forth in Section 3 of this Award Agreement, in addition to achievement of the Performance Targets set forth below.
The Performance LTIP Units under this Award shall be separated into two tranches. 46% of the Performance LTIP Units shall be “Nareit All Equity Units” and 54% of the Performance LTIP Units shall be “Peer Group Units,” with corresponding percentages of the Target Performance LTIP Units constituting the number of Nareit All Equity Units and Peer Group Units that would vest if performance at the “Target” level is achieved for each tranche (the “Target Nareit Units” and “Target Peer Group Units,” respectively). The determination of the level of achievement of performance of each tranche shall be independently calculated and shall not impact the vesting or not of the other tranche.
The Nareit All Equity Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the entities that comprise the FTSE Nareit All Equity Index (or, in the event such index is discontinued or its methodology significantly changed during the Performance Period, a comparable index selected by the Committee in good faith) during the entire Performance Period, excluding the Company (each a “Nareit Index Company” and, collectively, the “Nareit Index Companies”) as determined based upon weighted interpolation in Excel or similar formula (the “Nareit Percentile Rank”).
The Peer Group Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the following companies: Prologis, Inc. (PLD), Rexford Industrial Realty, Inc. (REXR), EastGroup Properties, Inc. (EGP), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), LXP Industrial Trust (LXP), Plymouth Industrial REIT, Inc. (PLYM) and Industrial Logistics Properties Trust (ILPT) (each a “Peer Group Company” and, collectively, the “Peer Group Companies”) as determined using the same methodology as is set forth above for determining the Nareit Percentile Rank (the “Peer Group Percentile Rank”). If any Peer Group Company ceases to be publicly-held during the Performance Period or otherwise ceases to provide a meaningful comparison for any reason, including as a result of a change in business, sector or industry focus (as determined by the Committee in its discretion), such company shall be excluded from the Peer Group Companies for purposes of the foregoing calculation and the remaining Peer Group shall remain unchanged; provided, however, that the Committee shall have the discretion in good faith to substitute another publicly traded REIT in similar business as the Company and other Peer Group Companies, in lieu of the company that has been excluded from the Peer Group Companies.
For both the Nareit All Equity Units and the Peer Group Units, if the applicable “Threshold” Performance Target is not achieved, 0% of the respective Target Performance Units shall become vested, and if the applicable “Maximum” Performance Target is exceeded, 225% of the respective Target Performance Units shall become vested. The percentage of Target Performance Units that becomes vested shall be determined based upon weighted interpolation if the level of achievement of the Performance Target falls in between two of the Performance Targets.

For example, if there were nine Nareit Index Companies (exclusive of Company), three with a higher Total Shareholder Return, six with a lower Total Shareholder Return, then the Nareit Percentile Rank would be calculated using a weighted interpolation calculation methodology as follows:

PLD	48.0%
EGP	46.0%
STAG	40.0%
FR	39.0%
PLYM	30.0%
REXR	28.0%
LXP	25.0%
ILPT	22.0%
TRNO	20.0%

FR Percentile Ranking:	70.0%-ile*

*Calculated using the function: “=PERCENTRANK(PLD:TRNO)”.
The percentile rank is then measured against the Performance Targets below such that, with respect to the Nareit All Equity Units, if the Nareit Percentile Rank is less than the 30th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 0%; if the Nareit Percentile Rank for the Performance Period is equal to the 50th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 100% (“Target”); and if the Nareit Percentile Rank for the Performance Period is equal to or greater than the 75th percentile, the percentage of Target Nareit Units to become vested shall be 225% (“Maximum”). The same methodology will apply to the Peer Group Units with reference to the Performance Targets for the Peer Group Units set forth below.
Using the 70th percentile ranking for the Peer Group companies, and assuming an 80th percentile ranking for the Nareit Index Companies, the total performance units will be the sum of 54% times 200%, plus 46% times 225%, which is 211.5%. This amount is then multiplied by the number of target units in order to determine the units earned.
“Total Shareholder Return” means, for the Company, each Nareit Index Company and each Peer Group Company, as applicable, the total shareholder return of the relevant entity computed using average total shareholder return data (prepared on a consistent basis) from the first day of the Performance Period (using the closing price of one share of the common equity of such entity (or, if such date is not a trading day, the most recent prior trading day) as the starting stock price) through the last day of the Performance Period (using the average of the closing price of one share of the common equity for such entity for the ten (10) consecutive trading days ending on and including such date (or, if such date is not a trading day, the most recent prior trading day period) as the ending stock price) and assuming contemporaneous reinvestment of dividends (using a dividend reinvestment methodology determined by the Committee to be advisable to provide appropriate comparison among entities); provided that if the end of the Performance Period is the date upon which a Transactional Change of Control occurs, the ending stock price as of such date for the Company shall be equal to the fair market value in cash, as determined in good faith by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Stock. Additionally, appropriate adjustments to Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other similar events that occur during the Performance Period.
Nareit All Equity Units (46% of total Performance Units)

	Nareit Percentile Rank	Percentage of Target Nareit Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	225%

Peer Group Units (54% of total Performance Units)

	Peer Group Percentile Rank	Percentage of Target Peer Group Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	225%

Notwithstanding the foregoing, in the event that the Company’s Total Shareholder Return is less than zero, the number of Performance LTIP Units vested, if any, shall be reduced by 25% of the total amount that would have otherwise vested in accordance with this Appendix B.

APPENDIX C

83(B) Election Form

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO §83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby elects pursuant to §83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The Taxpayer’s name, address, and taxpayer identification number of the undersigned are:
Name: ______________________
Address: ____________________
____________________________
Social Security #: _____________

2.    Description of property with respect to which the election is being made:

______ LTIP Units (“LTIP Units”) in First Industrial, L.P., a Delaware Limited Partnership (the “Partnership”), the terms of which are set forth in that certain Thirteenth Amended and Restated Agreement of Limited Partnership of First Industrial, L.P., dated as of December 13, 2018.

3.    The date on which property was transferred and taxable year of transfer:

Date of transfer: ____ __, 2023. Taxable year of transfer: calendar year 2023.

4.    The nature of the restriction(s) to which the property is subject is:

(a)    With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.
(b)    The Taxpayer’s LTIP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested LTIP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.

5.    Fair Market Value: The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $0 per LTIP Unit.

6.    Amount paid for the property: The amount paid by Taxpayer for said property was $0 per LTIP Unit.

7.    Gross income inclusion: The amount to include in gross income is $0.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated:    ___________________________

    __________________________
                         [Name], the Taxpayer

Schedule to Section 83(b) Election - Vesting Provisions of LTIP Units
The LTIP Units are subject to time-based and performance-based vesting. Under the performance-based hurdles, a percentage of the LTIP Units will be earned based on First Industrial Realty Trust, Inc.’s (the “Company’s”) total return to shareholders for the period from January 1, 2023 to December 31, 2025 (or earlier in certain circumstances).

Under the time-based vesting hurdles, 100% of the LTIP Units earned will vest on December 31, 2025 provided that the Taxpayer does not have a Termination of Service (as defined the Company’s 2014 Stock Incentive Plan) prior to such date, subject to acceleration in certain circumstances. Unvested LTIP Units are subject to forfeiture in the event of failure to vest based on a Termination of Service or the determination of the performance-based percentage.

EXHIBIT A
FORM OF LIMITED PARTNER SIGNATURE PAGE
The Grantee, desiring to become one of the within named Limited Partners of First Industrial, L.P., a Delaware limited partnership, hereby becomes a party to the Limited Partnership Agreement of First Industrial, L.P., as amended and restated through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

LIMITED PARTNER

By:
Name: _________________________________

Dated: _________________________________

Address of Limited Partner: